Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ELEGANCE BRANDS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Elegance Brands, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY THAT:

1. The name of this corporation is Elegance Brands, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 30, 2017 under the name “Herb Infusions Group Holdings, Inc.,” was subsequently amended to change the name to “Opulence Spirits, Inc.” on January 16, 2018 and then amended again to change the name to “Elegance Spirits, Inc.” on March 23, 2018. The Certificate of Incorporation was then amended on June 26, 2018 to effectuate a forward split and then, on September 11, 2019, to change the name of the corporation to Elegance Brands, Inc. (the “Latest Amendment”).

2. The Board of Directors and a majority of the issued and outstanding shares of voting common stock of the Corporation do hereby desire to amend and restate the Certificate of Corporation to, among other things, (1) effectuate a 6.375-for-1 forward stock split, (2) to designate the Corporation’s super-voting common stock as “Class B Common Stock” and to designate the Corporation’s voting common stock as “Class A Common Stock,” each with such rights and preferences as set forth in Article Fifth below.

3. The Certificate of Incorporation shall be amended and restated in its entirety with an effective date as of March 31, 2020 (the “Effective Date”), which Effective Date shall be set for accounting purposes only.

4. The Board of Directors and the holders of a majority of the issued and outstanding shares of voting common stock of the Corporation have duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

First: The name of this corporation is Elegance Brands, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805, County of New Castle. The registered agent at such address is Vcorp Services, LLC.

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Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The name and mailing address of the Corporation is as follows:

Elegance Brands, Inc.

9100 Wilshire Blvd., Suite 362W

Beverly Hills, CA 90212

Fifth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred and ten million (310,000,000) shares of capital stock, which includes (i) 300,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). Of the Common Stock, 200,000,000 shares shall be designated as Class A Common Stock (the “Class A Common Stock”) and 100,000,000 shares shall be designated as Class B Common Stock (the “Class B Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

Except for the right to vote as set forth in Paragraph 3 of this Section A, the Class A Common Stock and the Class B Common Stock shall be identical in all respects.

1. Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical.

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2. Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

3. Voting Rights.

(a) Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms and the terms of the Corporation’s Bylaws, as amended from time-to-time, the holders of Class A Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law.

(b) Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms and the terms of the Corporation’s Bylaws, as amended from time-to-time, the holders of Class B Common Stock shall be entitled to four (4) votes per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law.

(c) The Class A Common Stock and the Class B Common Stock shall vote or provide written consent together in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the General Corporation Law

B. SERIAL PREFERRED STOCK.

1. Authorization. Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

2. Authority. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

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(d) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) The amounts, if any, payable under the shares thereof in the event of the Liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

(g) Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(h) Any other relative rights, preferences, limitations and powers of that series.

C. STOCK SPLIT

The holders of a majority of the shares of Class A Common Stock issued and outstanding as of the date of this Amended and Restated Certificate of Incorporation and the Board of Directors of the Corporation have authorized, a 6.375-for-1 forward stock split (the “Stock Split”) for each share of Common Stock outstanding as of the September 11, 2019 date of filing of the Latest Amendment with the Secretary of State of the State of Delaware (the “Effective Date”); with such Stock Split to also apply to all shares of Common Stock that were previously issued prior to the Effective Date and which shall be issued following such Effective Date. As a result of such Stock Split, each one full share of issued and outstanding Class A Common Stock immediately prior to the Effective Date shall, without any action on the part of the Corporation or the holders of Class A Common Stock, become 6.375 shares of Class A Common Stock and 6.375 shares of Class B Common Stock. The Stock Split does not affect the authorized capital stock of the Corporation as set forth in ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation.

All certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Date and all shares of Common Stock that have been registered or are to be registered on or following the Effective Date, based on sales of Common Stock on the records of the Transfer Agent of the Corporation, shall immediately represent the applicable number of shares of Common Stock after giving effect to the aforesaid 6.375-for-1 Split Stock. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Amended and Restated Certificate of Incorporation.

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SIXTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock of the Corporation owned by such stockholder of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SEVENTH:

1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than three (3). Any such determination made by the Board of Directors shall continue in effect unless and until changed by resolution of the Board of Directors, but no such change reducing the number of directors shall affect the term of any director then in office.

2. Term of Office; Quorum; Vacancies. The directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, to be known as “Class I,” “Class II” and “Class III.” Each director shall hold office for a three-year term or until the next annual meeting of stockholders at which his or her successor is elected and qualified; provided, however, that the initial Class I directors of the Corporation shall hold office until the next annual meeting of stockholders; and the initial Class II directors of the Corporation shall hold office until the following annual meeting of stockholders. At each annual meeting of stockholders, successors to the directors of the class whose terms of office expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each annual meeting. The number of directors in each class shall be as near as possible to one-third and at least one-fourth (or such other fraction as may be required by the NRS) and shall be established from time to time by resolution of the Board of Directors and may be increased or decreased by resolution of the Board of Directors, as may be appropriate, whenever the total number of directors is increased or decreased.

Subject to the By-laws, a majority of the directors shall constitute a quorum for the transaction of business of the Board of Directors. Any vacancies resulting from the resignation, removal, death or disability of a director, or any newly created directorships by reason of an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and the director so designated shall be within the same class, and shall hold office for the same term, as his or her predecessor.

3. Removal. Subject to the By-laws, any director may be removed upon the affirmative vote of a majority of the outstanding shares of voting stock of the Corporation entitled to vote for the election of directors, voting together as a single class, at a duly called annual or special meeting of stockholders. A director may be removed for “cause” (as such term is defined in the By-laws) by the vote of a majority of the other directors.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

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2. The directors shall have the power, subject to the terms and conditions of the By-laws, to make, adopt, alter, amend, change, add to or repeal the By-laws.

3. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporate Law, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

NINTH:

1. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporate Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

2. Special Stockholders Meetings. Subject to the Corporation’s Bylaws, as amended from time to time, special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of any two members of the Board of Directors, or at the request in writing of Stockholders owning a majority in amount of the Common Stock of the Corporation issued and outstanding and entitled to vote.

3. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

TENTH:

1. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this Article TENTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the General Corporate Law, or (iv) for any transaction from which a director derived an improper personal benefit. If the General Corporate Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article TENTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporate Law, as so amended.

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2. Indemnification.

(a) Except as provided by the Corporation’s Bylaws, as amended from time to time, the Corporation shall indemnify to the fullest extent permitted from time to time by the General Corporate Law or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation or any of its subsidiaries (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under paragraph 2(a) is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporate Law and paragraph 2(a) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporate Law, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article TENTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

3. Insurance. Except as otherwise provided by the Corporation’s Bylaws, as amended from time to time, the Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE TENTH or the General Corporate Law.

4. Other Rights. The rights and authority conferred in this ARTICLE TENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, contract, vote of stockholders or disinterested directors or otherwise.

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5. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the General Corporate Law.

6. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE TENTH, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by General Corporate Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE TENTH or the rights or any protection afforded under this ARTICLE TENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ELEVENTH:

1. Corporate Opportunity. In recognition of the fact that the Corporation and its directors, officers, employees and stockholders, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such persons, the provisions of this ARTICLE ELEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such directors, officers and employees, acting in their capacities as such. Accordingly, to the fullest extent permitted by applicable law, no director, officer, employee or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors, officers, employees or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director, officer, employees or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity does not compete with such person’s fiduciary obligations to the Corporation (a “Restricted Opportunity”). In the event that any director, officer, employee or stockholder, acting in his or its capacity as such, acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for the Corporation, but is not a Restricted Opportunity, such director, officer, employee or stockholder, acting in their capacity as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director, officer, employee or stockholder, acting in his or its capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this ARTICLE ELEVENTH to the fullest extent permitted by Section 122(17) of the General Corporate Law (or any successor provision).

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2. Confidential Information. The provisions of this ARTICLE ELEVENTH shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this ARTICLE ELEVENTH, this ARTICLE ELEVENTH shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his fiduciary duties to the Corporation. For the avoidance of doubt, nothing contained in this ARTICLE ELEVENTH amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand, or any applicable employment or non-competition agreement.

3. Amendment. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, this ARTICLE ELEVENTH may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least 80% of the stock of the corporation entitled to vote, and to the extent issued and outstanding, the holders of at least a majority of the issued and outstanding Preferred Stock; provided, however, that in no event shall any amendment of this Certificate of Incorporation be made that adversely affects the rights of any stockholder, or class of stockholders, without such stockholder(s) approval. Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this ARTICLE ELEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE ELEVENTH shall eliminate or reduce the effect of this ARTICLE ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE ELEVENTH, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

TWELFTH: The Corporation expressly elects to not be governed by Section 203 (or any successor provision) of the General Corporate Law.

I, THE UNDERSIGNED, as Chief Executive Officer of the Corporation, and duly authorized by the board of directors and stockholders of the Corporation, for the purpose of restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law, do hereby execute this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my signature as of this 8th day of April 2020.

/s/ Amit Raj Beri
Amit Raj Beri
Chief Executive Officer

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